Exhibit 99.1

CONSENT OF LEERINK PARTNERS LLC

We hereby consent to the use of our opinion letter dated May 10, 2024, to the Board of Directors of Reneo Pharmaceuticals, Inc., included as Annex L to the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Reneo Pharmaceuticals, Inc., to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Prospectus Summary – Reneo Reasons for the Mergers,” “Prospectus Summary – Opinion of Leerink Partners LLC,” “The Mergers – Background of the Mergers,” “The Mergers – Reneo Reasons for the Mergers,” and “The Mergers – Opinion of Leerink Partners LLC”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ LEERINK PARTNERS LLC

New York, New York

July 26, 2024